Exhibit 99.21

EVCI Career Colleges
Holding Corp.

February 22, 2006

Johanna Duncan-Poitier
Deputy Commissioner
Office of Higher Education, Office of the Professionals
The State Education Department / The University of the State of New York
Albany, NY 12234

Dear Deputy Commissioner Duncan-Poitier:

Please find attached Interboro's Comprehensive Institutional Effectiveness Plan pursuant to your letter of January 11, 2006.

Interboro originally developed the Comprehensive Institutional Effectiveness Plan, or PROF (Periodic Review of Fundamentals), as an internal instrument for organizing priorities at the college.

Interboro has continued to regularly review and update the PROF to reflect accomplishments and new challenges. This PROF specifies: 1) The relevant standard from the Regents Standards of Quality, 2) Department comments in various reports to Interboro, 3) Actions or activity to be accomplished, and 4) Techniques for the measurement of accomplishments.

The Comprehensive Institutional Effectiveness Plan aids the college community in focusing attention and resources toward the accomplishment of important goals and objectives. This document reflects priorities established by the college for accomplishment in 2006, with special attention to concerns the Department has asked Interboro to address in previous reports.

Please call me if the Department requires any further information.

Sincerely,

John J. McGrath, Ph.D.
CEO and President

Attachments

Cc: Joseph Frey, Assistant Deputy Commissioner
Michael O'Brien, Acting President of Interboro Institute

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Resources 52.2(a) The institution shall: Fiscal Resources • Possess the financial resources necessary to accomplish its mission and the purposes of each registered curriculum	*Investment (one time and continuing)* *•Academic services that facilitate high quality attainment and persistence* *•Ratios for key areas and functions to maintain graduation rate and attainment* *•Staffing ratios that will facilitate effective engagement of students*	Business plans and budgets will be adjusted to accommodate different scenarios of enrollments, revenues and expenditures to assure quality and continued financial viability Financial resources will be allocated in one-time and ongoing investments in staffing, facilities and equipment to strengthen student persistence and high quality attainment.	Business Plans Periodic Reports Department Budgets Cost Analysis Certified Audits Corporate Review

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Facilities/Equipment Resources • Provide classrooms, faculty offices, auditoria, laboratories, libraries, audio-visual and computer facilities, clinical facilities, studios, practice rooms and other instructional resources sufficient in number, design, condition, and accessibility to support the curricular objectives dependent on their use	*•Professionalize the learning environment consistent with professional aspirations for students* *-General appearance* *-Air and temperature quality* *•Space and condition according to best practices for working with 'at risk' students*	Special attention will be given to space issues including Academic Resource Centers, Libraries, Lounge Areas and Counseling All new locations have faculty work spaces Advisors or counselors reassigned to the annexes to free space at the main campuses Ongoing architectural and engineering review of all spaces with a focus of student learning, attainment and persistence	Pictures & floor plans User surveys •Faculty •Staff •Students Peer review Consultants
• Provide equipment sufficient in quantity and quality to support instruction, research, and student performance	*No Department comment*	Periodic review, maintenance, and upgrade of all instructionally related equipment to support instruction, research and student performance	Student feedback Peer review Faculty feedback from periodic surveys and academic department meetings Consultants

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
• Library and Information Resources The institution shall provide libraries that possess and maintain collections and technology sufficient in depth and breadth to support the mission of the institution and each registered curriculum. Libraries shall be administered by professionally trained staff supported by sufficient personnel. Library services and resources shall be available for student and faculty use with sufficient regularity and at appropriate hours to support the mission of the institution and the curricula it offers.	*Re-evaluate whether current library resources provide a collection that meets the needs of curricula and other information needs of students, and make appropriate investments*	Review and continue to implement Library Development Plan (Plan for growth) Book Collection @ all locations •Goal 5 volumes per student •Goal 5,000 volumes each location •Plan for continuous improvement of library collection •Acquire needed materials	Analysis of library holdings of materials cited under bibliographical resources in course syllabi Compare computer resources with peer institutions Student & faculty satisfaction surveys Library Committee oversight
		Journal Collection @ all Locations -Review collection -Seek faculty input -Utilize standard tools (Magazines for Libraries) -Create core list of periodicals -Support general education, skills development and each program offered at that location	Examination of course syllabi Periodic peer review
		Library Space -Adequate, attractive, well lit, sufficient -Use ratios to increase number of computer work stations and PC's -Create small group (3-6) study rooms -Create Library instructional space at locations -Separate ARC and Library in Flushing and Washington Heights	Description of libraries at all locations/ pictures Deadline-based chart marking achievement dates and goals

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Library and Information Resources Continued	*Department comments continued*	Information Literacy -Technical Equipment @ all locations (PC, DVD/VHS player, projector and screen) -Expanded to all other courses -Embedded in curriculum (course outlines) -Faculty workshops -Departmental level outreach -Individual Consultation	User statistics Inventory of equipment @ all locations Student work samples collected in program areas at regular intervals.
		Library Staff -Adequate for information literacy -Adequate to assure information literacy by all graduates -Add an Instruction Librarian -Librarians assigned to each Academic Department	Periodic review by academic administrators Faculty review Library Committee review
		Student Access to Library Database -Investigate use of a proxy server to authenticate student access -Acquire hardware for this process	Student utilization data
		Community Libraries -Supportive role -Increase number of partnership agreements	Student feedback Faculty feedback

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Faculty 52.2(b) Competence and Credentials All members of the faculty shall have demonstrated by training, earned degrees, scholarship, experience, and by classroom performance or other evidence of teaching potential, their competence to offer the courses and discharge the other academic responsibilities assigned to them	*In mathematics, among the dozen course sections reviewed by the team one or two instructors appeared to have insufficient academic backgrounds for college-level instruction*	Interboro remains committed to improving the competence and credentials of its faculty All instructors (except in Keyboarding) now hold a master's degree or equivalent, in the area of expertise. An initiative to improve documentation of expertise is underway and is described below. Protocols have been revised so that only continuing instructors with mathematics degrees or with degrees with strong mathematics components are assigned to mathematics courses All mathematics faculty hired since January 1, 2006, will have a degree in mathematics Supervision of faculty files has been moved from Human Resources to Academic Affairs A Coordinator of Academic Administration was hired in December 2005 to ensure that files include official transcripts, updated resumes, evaluations, and documentation of record of service at the institution	Review of documentation of earned degrees, scholarship, and experience. Review database for faculty names, required documents, and evaluations by students and senior administration. Review of faculty files for academic credentials Review of faculty rosters Faculty evaluations by students Student attainment Review by Academic Council and academic administrators
Adequacy to support programs and services To foster and maintain continuity and stability in academic programs and policies, there shall be in	*•Sufficient full-time faculty to foster and maintain continuity and stability in academic programs and services* *•Assurance that a core of fulltime faculty exists*	The Compliance Officer will conduct unannounced audits of faculty files The number of fulltime faculty has increased from 69 in Fall 2005 to 74 in Spring 2006 including one full-time appointment in the Department of Security Management	Faculty Satisfaction Survey Faculty evaluations by students and peers Peer Reviews Appointment forms

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
the institution a sufficient number of faculty members who serve fulltime at the institution	*for each registered program* •*An increased number and percent of fulltime faculty*	If enrollment increases the faculty-student ratio will be maintained or strengthened to foster and maintain continuity and stability in academic programs and policeis	Review by HR Office Review by Academic Council Election results
For each curriculum the institution shall designate a body of faculty members who, with the academic officers of the institution, shall be responsible for setting curricular objectives, for determining the means by which achievement of objectives is measured, for evaluating the achievement of curricular activities objectives, and for providing academic advice to students. The faculty shall be sufficient in number to assure breadth and depth of instruction and the proper discharge of all other faculty responsibilities. The ratio of faculty to students in each course shall be	*Consider a Faculty Senate*	Establishment of Academic Council (this topic is part of current union negotiations)	Meeting minutes
		Academic departments consist of faculty, developmental specialists, assistant chairs, and chairs. They meet regularly to discuss issues and concerns related to instruction, curriculum, instructional materials, and other matters related to the teaching and learning process	Meeting minutes
	•*At least annual and preferably multi-year contracts for fulltime faculty*	Faculty Contracts The Interboro Institute faculty has voted to be represented by Local 153. Negotiations have begun for a multi-year contract (3 yrs) in which faculty will have full knowledge of the terms and conditions of their employment	Negotiating Team reports
		In the interim a letter of appointment is being given to fulltime faculty specifying terms and conditions of employment	Letters distributed
		To enhance departmental leadership, Assistant Chairs have been appointed who will provide additional administrative support to the academic departments	Student evaluations Periodic evaluations

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
sufficient to assure effective instruction	*No further SED comment*		Academic Council review
Evaluation, Professional Development, and Professional Involvement	*No further SED comment*	Veteran full-time faculty assigned to particular courses will meet with new faculty teaching those courses to clarify learning objectives, share course materials, share proven methodologies for assessment and explain administrative responsibilities, perform classroom evaluations and review instructor-developed testing instruments	Performance review sheets in faculty folders Documentation of faculty mentoring Documentation of faculty observations Documentation of conference with new faculty by Assistant Chairs
The teaching and research of each faculty member, in accordance with [the] faculty member's responsibilities shall be evaluated periodically by the institution. The teaching of each inexperienced faculty members shall receive special supervision during the initial period of appointment.	*No further SED comment*	The Assistant Vice Presidents of Academic Affairs (AVPs) will provide a substantive review of faculty files and take action where warranted. The AVPs will review the faculty database twice a year mid-year and at the end	Review of evaluations and corrective actions where necessary Review of master schedule and faculty appointment letters
		Management is proposing in union negotiations an aggressive evaluation system with timetables and sanctions, meanwhile a plan is being put into place to record, score, and analyze evaluations	Analysis of student performance Appointment forms

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Each member of the faculty shall be allowed adequate time to, in accordance with the faculty members' responsibilities, to broaden professional knowledge, prepare course materials, advise students, direct independent study and research, supervise teaching, participate in institutional governance and carry out other academic responsibilities appropriate to his or her position, in addition to performing assigned teaching and administrative duties.	*Provision of time, opportunity and expectation of educational engagement and interventions with students, including advising and mentoring, conducting of quality assurance and other academic governance responsibilities, and engagement in professional development in their fields and as teacher Adjustment of teaching schedules and contacts to provide time and opportunity for the full-time faculty to carry out the full range of their responsibilities, including closer ad-herence to a maximum 18 credit/term teaching load for fulltime faculty,(and less for chairs and lead faculty) and provision of appropriate compensation for the conduct of other assigned faculty responsibilities*	Effective Spring 2006, the faculty course load for full-time instructors is six courses with a maximum of no more than three teaching preparations and two overloads	Academic Council review Participant evaluations
		Major Days have been established for the purpose of communicating program-specific information to students, including employment opportunities in the field, transfer opportunities, special seminars and conferences, and other related topics	
		Faculty Development The college has a standing Faculty Development Committee that meets regularly to plan enrichment days for faculty. The committee will continue to plan seminars on teaching and learning, best practices, classroom management, information literacy, and other pertinent topics. The committee assesses the seminar days in order to make improvements to future development plans. Instructors are encouraged to further their education and to stay abreast of the latest literature. The college continues to provide tuition re-imbursement for fulltime instructors pursuing higher degrees. In addition, faculty are reimbursed for professional dues	Reports from HR on tuition reimbursement Evaluations of teaching effectiveness Faculty Satisfaction Surveys Peer review Feedback forms from seminars

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Curriculum • College Level and Integrity of Credit 52.1(f) Each course offered for credit by an institution shall be a part of a registered curriculum offered by that institution, as a general education course, a major requirement, or an elective	*Show evidence of implementing, additional standards, policies and processes to assure adequacy in the quality of student learning and consistency in the application of standards*	Integrity of Credit - Continuous review of learning outcomes at the course level, graduate competencies, and graduate follow-up studies (including placement, transfer, articulating colleges). A systematic program of internal review includes a review of program goals and objective, graduate competencies, syllabi, and learning outcomes. Stakeholders involved in the review include students, faculty, Advisory Boards, graduates and employers	Results of peer review Placement, transfer outcomes Follow up studies of Interboro graduates and success in senior colleges Employer surveys
		An in-house cyclical academic program review is managed by the Curriculum Committee. In addition, departmental faculty review outcomes on an annual basis. Accredited and approved programs meet annual review and reporting responsibilities There will be an internal review of specific courses across campuses of completed final examinations and final grades (modeled after SED review) in consultation with faculty of colleges our students transfer to	Documented results of internal review
52.2(c)(3), Credit toward an undergraduate degree shall be earned only for college level work....Enrollment of	*Analysis of the reasons for high failure rates in particular courses and corrective actions, consistent with meeting the expectation of*	Identify courses with high failure rates, assess reasons for failure, take corrective action Chairperson will review final grades, adjust prerequisites where appropriate, with the help of departmental faculty. A faculty committee will investigate possible	List of identified courses Changes in curriculum or pre-requisites New materials developed

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
secondary school students in undergraduate courses, of undergraduates in graduate courses, and of graduate students in undergraduate courses shall be strictly controlled by the institution	*college effort and college-level work*	reasons for lack of success Develop support materials for ARC for particularly challenging classes	Peer/consultant reviews Successful srudent studies
52.2 (c)(5) The institution shall assure that credit is granted only to students who have achieved the stated objectives of each credit-learning learning activity	*Stronger quality assurance related to learning outcomes at the course and section level* *Assessment of student learning and teaching effectiveness on a continual basis*	-Utilization and refinement of grading rubrics by all departments -Utilize the learning outcomes assessment checklist developed from pilot program SP2004 for Freshman seminar -Utilize one minute assessments at the course level -Increase utilization of grading rubrics by librarians to ensure information literacy outcomes -Continue to look at successful learner studies	Faculty/staff satisfaction survey 'Instrument for Gathering Opinions' Student satisfaction survey assessing success of course/program One minute instruments designed to assess learning at the course level (attached). Persistence, retention, and graduation rate studies Placement rates and transfer to senior colleges, GPA studies
Curriculum 50.1(o) Semester hour means a credit, point, or other unit granted for the satisfactory completion of a course which requires at least 15 hours (of 50 minutes each) of instruction and at least 30 hours of supplementary assignments, except as otherwise provided	*Strengthened general skill and personal development components of the educational program in all curricula and courses* *Assessment of courses for consistency of title and content and appropriate change*	Each academic department will review SCANS list and then embed goals for general skills and personal development in all curricula A plan to utilize multiple readers to grade EN101 final examinations Title change for HUM200 from World Literature to Introduction to literature	Review syllabi for general skills components Departmental and Chair review

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
pursuant to section 52.2 (c) (4) of this Subchapter	*Assessment of, and changes to, courses cited as problematic in college-level objectives, content or assignments*	A plan to review the following problematic courses: EN101, EN102, HUM 200, GS120, CS140, ACC100, ACC101, BA205, BA250, GS100, ACC240, MA130 as identified by SED reviewers Review syllabi for course expectation Review course materials including final exams for rigor Review of completed work and instructor grading Peer review of materials Discussions with academic departments at articulating colleges Comparison of graduate transcripts with attainment in senior colleges	Peer review Academic department analysis Academic Council review
	Improvement of student awareness, of advanced study opportunities, embedding it in information literacy, career development, academic advising and other points of engagement and communication	Transfer information in student handbook In capstone courses and through goals for information literacy Increase number of transfers and transfer Opportunities Offer a full schedule of College Transfer Workshops Mail all potential graduates a College Transfer packet 60-45 days prior to course completion Career Placement will work with Academic Affairs to renew and increase number of Articulation Agreements - goal of 2 @ year	Verified letters with transfer information sent to each graduate Number of transfer workshops and attendance list for colleges and students College and student surveys Documentation in Campus Vue and placement files Number of signed articulation agreements

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions 52.2(d) The admission of students shall be determined through an orderly process using published criteria which shall be uniformly applied. Among other considerations, the admissions process shall encourage the increased participation in collegiate programs at all levels of persons from groups historically under-represented in such programs	*Raising of minimum performance standards in admissions and placement tests* *Enhancement of professional assessment, beyond ATB passing* *Assessments of the applicant's support systems*	Implement decision to raise passing score on the reading portion of the CPAt ATB test in order to improve student persistence (accomplished) An Independent Agency will administer the ATB testing (TestQuest) (accomplished) Implement revised admissions processes which include: •initial screening questions designed to determine applicant's potential to succeed based on motivation level, living conditions/family support, financial resources and clarity of goals. •a scoring guide (1-13) to help determine second interview, next admission stage or rejection •a second interview by counselors in the Student Affairs department	Correlation studies of CPAt reading scores and student success. Audits of accuracy of scoring Analysis of impact of revised admission process
	Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment	•Consultants were hired to design assessment process and materials and to train staff in the use of them. •Assessment material was distributed at all training sessions •Admissions Associates participated in a 20-hour training program which included videotaped simulations and individual feedback.	20 hours of training with two consultants occurred on 12/9, 12/10, 12/16/ & 12/23/05 Agenda and material for 4 training sessions

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions shall take into account the capacity of the student to undertake a course of study and the capacity of the institution to provide the instructional and other support the student needs to complete the program	*Use of student persistence and academic attainment following admissions as an admission staff performance measure*	Engage in extensive staff training in •professional assessment of persistence •realistic time to completion Student persistence and academic attainment will be a part of the renegotiated union contract as an admission staff performance measure Performance rates will be determined with the guidance of consultants	Agenda from staff meeting focusing on Business Conduct Policy •Copy of Union Contract with clause revision •Announcement was made during staff training on 12/9/05. Retention rate by semester
		Admissions Staff change in accountability from start numbers to retention	Graduation rate by Admissions Associate Retention rate increase Persistence rate
	Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process	Continued implementation of a more rigorous applicant self-assessment as a part of the admission process Applicant self-assessment form was designed with external consultation	Test reliability of self-assessment form in predicting student outcomes
	Elimination of late enrollment of any applicant determined to need remedial or other special institutional support. *Curtailment of late enrollment for all students to one week*	Beginning with Sp06 late registration is limited to one week. Students who enroll during that week will be tracked and assisted by designated staff Students who enroll in that week will be programmed into blocks to enable them to support each other	Registration window cut-off in campus data system Creation of special tracking group

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions 52.2(f) The institution shall assure: (2) that whenever and wherever the institution offers courses as part of a registered curriculum it shall provide adequate academic support services	*Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs*	Academic Advising • Centers for Advisement and Retention(CAR) -Increase number of advisors to 16 -Reduce average caseload to 230 -Analyze case load and provide service to students base on the classification of students i.e. probationary, freshman, senior etc - Advisor must track attendance and grades for each student in caseload -Each academic advisor must meet freshman and probation students 12- 15 times per semester -Advisors will fill out a midterm assessment form between the 6-8th week of the semester for each student. This form will have each student's prediction about their midterm and final grades for each course -Must see all other students at least five times during the semester -Track students from the first week of classes -Recommend services such as tutor and counseling -Recommend students to workshop -Monitor grades -Solicit information and have on going dialogue with professors concerning case load -Provide each student with a curriculum tracking form for students to plan schedule and project their graduation. -Provide additional information to clarify career choices	Advisors will be evaluated on how well they track group of students in their case load - Provide monthly reports about all students in the case load. -Review midterm assessment forms for completion and progress -Students will evaluate their advisor each semester - Track and document usage of support services (counseling, tutors) -Advisors will be evaluated once per semester by the supervisor. -Advisors will be evaluated by the persistence of their students from semester to semester

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*No additional SED comment*	-Advisors will keep accurate records of all contact made with caseload of students -Change Campus Vue to reflect advisor caseload	
		Counseling Centers -will be established at each location -6 fulltime social workers will provide on-site counseling at all four campuses -Will provide an avenue for students to discuss and explore various feeling and issues -Will provide a wide range of services including personal counseling, group counseling, academic counseling, crisis intervention, referrals, consultations and others -Will provide a calendar of activities for each site including workshops, health fairs etc -Provide relevant literature and information concerning community initiatives and services	Master student list from campus -Surveys will be used to assess how well the counseling centers have integrated into respective campuses. -Random sample of students and staff to gauge satisfaction with service
		Retention Specialists -Will track and assist students from the different cohorts to reenroll in the college. -Will plan monthly open house -Will work with the academic advisor to monitor students in their cohorts, particularly those who are on track to graduate. -Will provide monthly reports on all students in their cohorts	-Will be evaluated by persistence of cohort students. -Must provide attendance and grades reports for all cohorts. -Surveys to cohort groups to gauge activeness and their use of support services.

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*No additional SED comment*		-Random samplings of students to gauge satisfaction of services provide by the retention specialist.
		Student Activities/Life -Director of Student Activities has been hired -Provide a calendar of activities for students -Create an opportunity for students to participate in clubs on campus -Create leadership opportunities for students on campus	-Event evaluation forms -Satisfaction surveys -Track the number of new clubs per semester - Track student participation in activities
		Academic Resource Centers (ARC)	
		Earn tutoring program certification by the College Learning and Reading Association	Provide the college with CLRA certification documents Conduct student and ARC Coordinator evaluations of tutors after certification
		Send current full-time staff to workshops on learning disabilities where continuing education credits are awarded	Require tutors to provide documentation of attendance
		Compare call sheet results with sign-in sheets to determine who came in	Conduct surveys and tutor focus groups to assess results of workshops
		Three weeks into the semester, when faculty report students earning a grade of C or less, call students to come in for tutoring	Compare call sheets with sign-in sheets and with

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*No additional SED comment*	Call students earning a C or less at midterm	the call sheets of week three. Review tutoring sign-in sheets after week 3 with midterm call sheets to determine who came in for tutoring and who did or didn't need additional help
		Bring in developmental educators to conduct workshops on site for ARC staff	Conduct evaluations of workshops
		Create and support ongoing workshops for tutorial staff in the areas of study skills, time management, customer service, and communications	Record attendance of tutors
		Conduct workshops for students in study skills, time management, customer service, and communications	Survey students Conduct student focus groups
		Add additional tutorial software and provide access to more software tools on ARC computers	Track student use of software through sign-in sheets
		ARC open house events for faculty and students to encourage ARC usage and to provide faculty and students with information of ARC resources	Track student and faculty attendance at open-houses from sign-in sheets
		Provide faculty with student tutorial reports for mentored students	Track student use of the ARC through a tally

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*No additional SED comment*		students signing in on the sign-in sheets Record number of report events and to whom reports are sent
		Conduct qualitative and quantitative research on ARC utilization	Review with administration qualitative and quantitative research on ARC utilization
		New FACES Project The FACES Project has been designed to provide a safety net for at-risk students in their first year of study in college. The project draws on a mentoring model, employs block scheduling, and utilizes the concept of learning communities. Fulltime faculty mentors are assigned a limited number of members of an entering cohort primarily on the basis of declared major. Faculty mentors are supported by Team Leaders (chosen from departmental academic leadership), Campus Leaders, and Project Managers who facilitate interventions related to academic support, advisement and counseling. Thematic material is infused throughout coursework, in student life activities, and in academic support areas including Learning Centers and Libraries.	Multivariable assessment of initiative Faculty interviews Student attendance and performance Students' subsequent success in first semester
	Implementation of pre-enrollment college preparation and skills development programs	Pre Freshman Study Option Prefreshman program models are being implemented on a trial basis.	Faculty interviews Student attendance and performance

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*equivalent to those of effective educational opportunity programs*	We will evaluate the success of the programs and based on the evaluation we will determine how and if we will continue them	Students' subsequent success in first semester
	Establishment of regular class attendance as a condition for continued enrollment and financial aid, apart from performance on assignments and tests	Attendance Monitoring System The importance of attendance is conveyed at Orientation and in the classroom Faculty contact anyone on their roster who have not attended their class in the first 3 weeks of class Academic Advisors as a part of tracking their caseload contact students with more than 3 consecutive absences Reports generated weekly help to identify Students who may be an attendance risk Students can work in Academic Resource Centers to make up missed assignments As of Spring 2006 students with poor attendance receive a written warning and are removed from class if the attendance problem persists	Reports generated from Campus data system on student attendance and staff intervention See Above (Academic Advisors) Faculty satisfaction survey 'Instrument for Gathering Opinions'
	Implementation of more than one level of remedial/ developmental work *The Department directs Interboro to*	<u>English</u> In order to better serve our students, the Humanities Department is considering adding an additional level of developmental English classes. Students would be assessed based on an initial placement test and placed into EN098 and, upon successful completion, into EN099. Developmental specialists will continue to	Developmental pass rates Internal review of outcomes Student satisfaction survey Student retention data

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*provide better academic support and remediation*	provide out of classroom teaching. Tutoring in basic skills is provided through the Academic Resource Centers. The department will continue grading in Developmental English by dual readers to ensure quality. <u>Mathematics</u> The Mathematics Department at Interboro Institute offers two levels of Developmental Math; Math 098 (Developmental Math I) and Math 099 (Developmental Math II). Students who place into Developmental Math based on a placement test start the sequence based on their score. The test was developed by a team of full time Math instructors and approved by the entire Math Department. The test scores are based on a rubric developed by the department. The Mathematics department has adopted a new approach to teaching math and engaged in extensive training.	Successful Completer Studies Outcomes Assessment Outcomes Assessment
		Developmental Specialists are assigned to faculty members and assist them during class time, set-up sessions for students after class, and identify students who need extra help.	Faculty and student surveys
	The department urges Interboro to review [initiatives to improve retention in the Satewide plan] and to adopt ... all that are appropriate	Adopted Statewide plan Initiatives: Below are initiatives cited in the statewide plan which Interboro is incorporating : Develop learning communities using thematic material linked to entering cohorts Commitment on the part of all members of the	Institutional Effectiveness Plan

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued		institution. We will continue the broad membership of the college wide Retention Committee Provide early, direct and frequent feedback especially during the first year of college(see above) Establish personal bond between students and faculty (see FACES initiative) Provide frequent contact in a variety of settings (see Student life) Run a variety of different types of programs both academic and social Early intervention programs (see above)	Minutes and actions of the Retention Committee
		Support Services to Developmental Students Developmental Specialists -In addition to the above mentioned initiatives in the Academic Resource Centers , Developmental Specialists assist faculty in strengthening concepts presented in developmental courses. - Reach out to students through advertising on campus, calling students, and sending letters -Help with grading and proctoring of developmental exams	Academic administrative review
	Assessment of Student Achievement • *Graduation Rates* *A Plan to achieve a* *-25% graduation rate*	- Teach during the intersession tutorial As graduation is one of the top priorities of the college, the following initiatives are in place to increase graduation rates (See above for details) -College wide early intervention -Early monitoring of academic progress, targeted skill reinforcement, attendance follow-	Review graduation rates Evaluate student success by academic program and individual courses Evaluate student success with individual faculty

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*before re-accreditation in 2008*	up -Increased student/faculty contact -Progress checks on degree completion -Use of PROF as an organizing tool	
	-65% Persistence rate from 1st to 2nd semester (beginning with Sp06 cohort)	A plan to improve the overall quality of the student experience by: -Developing a robust student life program -Increase the number of advisors -Create a counseling department -Implementation of the FACES initiative (described in academic support section of plan)	Assess student events Calendar of student events Assess student success by advisor caseload Review persistence rates Retention Committee review Corporate review
	• *Job Placement Rates* *A plan to work towards goals of:* *-60% in 3 months* *-75% in 6 months* *(placement of graduates in employment)*	Implement Career Services Model on all campuses Verified employment in-field or related field of employment	Student surveys
		Job Placement -By providing a higher level of service ensuring both Career Advisement and Career Placement assistance -by continuing the three Career Advisor positions and hiring Job Developers - by working towards a 500 to 1 Career Placement staffing ratio - by beginning tracking prior to graduation -By tracking Placement with Pre/Post Graduation Summary and 90, 180 day surveys	Campus Vue placement reports Placement Staff schedules for each campus -Student signed self-report -Staff report verified by employer letter or pay stub

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*No additional SED comment*	-Each Job developer strive for target job placement goal of 20 placements a month Career Services - Complete a Career Service Plan for each student and graduate seeking assistance	-Student signed release of information for contact with employers and colleges
		-Present Career Preparation Workshops at all campuses on a regular basis. A core geared to career development of: a. Resume and Cover Letter Writing b. Interviewing Skills c. Dress for Success d. Finding the Job Additional workshops as needed: 1. Career Planning 2. Interest Inventories 3. Work Place Skills a. Attitude b. Communication c. Business Ethics d. Conflict Management e. Business language f. Multiculturalism g. Workplace Harassment h. Self Esteem 4. Staying on the Job 5. Career Presentations by Leaders in the Business Community	-Career Service Plans on file for students at each campus -Percentage each semester of students with Career Service Plans -Student assessment of service -Number of workshops and attendance -Student evaluations of workshops -Employer evaluations of job preparedness of Interboro students -Events calendars for each campus
		Job Development - Institute a college wide job posting/job bank - Post Career Resources at all campuses - Active Participation in Chambers of	-Job and Internship

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Admissions – support services continued	*No additional SED comment*	Commerce by placement staff - Increase business contacts - Develop a full employer database - Update database regularly with open positions -Invite employers on campus on a continuing basis, with Career Fairs 3 or 4x per year -Develop additional Internship opportunities with a goal and staffing to support an increase of internships from 5% of the students achieving 30 credits and 2.5 CGPA placed to 10% placed in internships over the next 3 yrs	postings log -Job and Internship placements -Number of Chamber Memberships and staff attendance -Employer contact lists -Employer database -Number of businesses in database who employ Interboro students and graduates - Number of employers attending and number of students attending -Employer Surveys -Number of internships completed each semester Surveys of employed graduates with feedback on services
		-Developing a Placement Department section of the college website	-Progress reports from IT Department

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Administration 52.2(e) • Responsibility Responsibility for the administration of institutional policies and programs shall be clearly established		Periodic review of institutional mission Proud of our mission and vision and committed to serving our current population Convocations reinforce institutional policies to the entire college community Alignment of departmental mission and goals with the institutional mission and goals A Comprehensive Institutional Effectiveness Plan	Board of Directors Comprehensive Review • Cabinet level Review • Survey of all stakeholders
Within the authority of its governing board, the institution shall provide that overall educational policy and its implementation are the responsibility of the institution's faculty and academic officers. Other appropriate segments of the institutional community may share in this responsibility in accordance with the norms developed by each institution.	*Interboro must establish a body, such as a faculty senate, in which faculty are the majority, and key academic leaders... are members.*	An Academic Council has been constituted (see above) The faculty are organized into strong departments Every full and adjunct faculty member has an equal vote Departments determine curriculum, texts, methodologies and outcomes New courses begin at the department level and are approved by a faculty committee (curriculum)	Departmental meeting minutes and attendance logs Membership lists Rules of operation
	Additional oversight and control is needed: faculty leaders and senior faculty may be over-extended in their responsibilities	A Director of Academic Administration was hired in November 2005 to supervise scheduling, to supervise the Coordinator of Academic Administration, and to establish an electronic database of faculty credentials Academic administrator In order to provide stronger leadership at our Washington Heights campus, a new position has been established. The Assistant Center Director is a management position with academic responsibilities working as part of	HR Department review Academic Council oversight

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
		the on-site management team coordinated by the Center Director. This position also includes responsibilities for coordinating academic policies and procedures at the Center. A similar position, filled by a Senior Vice President, has been instituted at the Flushing Campus.	Review by Site Directors
• Policies The institution shall establish, publish and enforce explicit policies with respect to: (1)Academic Freedom (2)The rights and privileges of fulltime and part-time faculty and other staff members, working conditions, opportunity for professional development, workload, appointment and reappointment, affirmative action, evaluation of teaching and research, termination of appointment, redress of grievances and faculty responsibility to the institution: and	*Adopt standards relating to the rights and privileges of faculty*	The rights and privileges of full and part-time faculty are currently published in the faculty handbook with all policies clearly specified All other staff are governed by the employee manual and in some cases the union contract Interboro commenced union negotiations with faculty on December 12, 2005 (mentioned above)	Ongoing Compliance Officer review of Faculty Handbook and Employee Manual Legal Counsel review of contractual language

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
(3) requirements for admission of student to the institution and to specific curricula, requirements for residence, graduation, awarding of credit, degrees or other credentials, grading, standards of progress, payment of fees of any nature, refunds, withdrawals, standards of conduct, disciplinary measures and redress of grievances	*No SED comment*	College catalog revised periodically	Systematic catalog review by compliance officer
• Student Advisement and Records The institution shall provide academic advice to students through faculty or appropriately qualified persons. The institution shall assure that students are informed at stated intervals of their progress and remaining obligations in the completion of the program.	*No SED comment* *Advertising needs modification*	See Academic Advisement discussion above 16 month completion statement has been removed from marketing campaign materials Admissions Associates have been informed of mandate to omit statement from interviews	Review by Student Affairs VP Periodic compliance reviews Media copy

Regents Standards	SED Comments	Interboro Action Plan	Assessment/Documentation
Consumer Information		Advertising materials has been clarified with respect to non-high school graduates.	Reviewed by compliance officers
	Student complaints need to be handled properly	Disseminate to college community a policy that all student complaints are handled by the AVP of Student Affairs Maintain records properly for 6yrs	Student handbook Catalog and Orientation materials Periodic review of records system by compliance officer